SEPARATION AGREEMENT


                  This Separation Agreement (this "Agreement") is made on July 16, 1999, by and between Eric Ellenbogen (the "Executive") and Marvel Enterprises, Inc. (the "Company").

                  1. Termination of Employment. The Executive and the Company agree that the Executive's employment with the Company shall terminate effective as of July 15, 1999 (the "Termination Date"). The Executive hereby resigns, effective as of the Termination Date, all positions, titles, duties, authorities and responsibilities with, arising out of or relating to his employment with the Company and its subsidiaries and affiliates.

                  2. Payments. (a) On the first business day after the Effective Time (the "Payment Date"), the Company shall pay the Executive (i) his earned but unpaid base salary through the Termination Date at an annual rate of seven hundred fifty thousand dollars ($750,000) and (ii) for three weeks of accrued but unused vacation pay.

                  (b) Not later than the Payment Date, the Company shall pay the Executive, by wire transfer to an account designated by the Executive, two million five hundred thousand dollars ($2,500,000).

                  (c) From the Termination Date through December 7, 2001, the Company shall continue to provide the Executive and his family with medical, prescription, dental, disability, life, accidental death and travel accident benefits and other benefits referred to in Section 3(e) of the Employment Agreement, dated November 11, 1998, between the Executive and the Company (the "Employment Agreement") at least equal to those which would have been provided to Executive and his family in accordance with the plans, practices or policies governing such benefits if the Executive's employment had not been terminated; provided that if the Executive becomes re-employed with another employer and is eligible to receive medical and other welfare benefits under another employer-provided plan, the corresponding medical and other welfare benefits shall no longer be required to be provided by the Company; and provided, further, that, with respect to medical benefits, the Company shall be deemed to have satisfied its obligations under this sentence if it continues to reimburse the Executive for the cost of the continuation of his medical insurance benefits from a prior employer, consistent with prior practice between the Company and the Executive. Benefit continuation pursuant to this Section 2(c) shall not satisfy the Company's obligation to offer to continue the Executive's medical benefits at the Executive's own expense under the federal law commonly referred to as COBRA.

                  (d) Effective as of the Effective Time, the option (the "Option") which was granted to the Executive pursuant to the Company's 1998 Stock Incentive Plan and which is evidenced by a Nonqualified Stock Option Agreement, dated November 11, 1998 (the "Option Agreement"), shall be vested with respect to 240,000 shares and to that extent shall remain outstanding and exercisable, notwithstanding the termination of the Executive's employment with the Company, until the close of business on the third anniversary of the Effective Time, at which time it shall terminate. In addition, the Option, with respect to an additional 480,000 shares, shall become exercisable not later than ten (10) days prior to the occurrence of a Third Party Change in Control (within the meaning of the Employment Agreement), provided that such Third Party Change in Control occurs not later than January 15, 2001, and shall, to that extent, remain outstanding and exercisable, notwithstanding the termination of the Executive's employment with the Company, for a period of ninety (90) days, at which time it shall terminate with respect to such shares. Except as provided in the preceding sentence, the Option with respect to those 480,000 shares shall not become exercisable. The balance of the Option granted to the Executive shall terminate at the Effective Time. Except as expressly provided in this Section 2(d), the terms and conditions of the Option shall remain unchanged. The Company represents that the condition set forth in Section 18 of the Option Agreement has been satisfied.

                  3. Other Agreements. (a) The Executive acknowledges and agrees to comply with the agreements set forth in Section 8(a) of the Employment Agreement (concerning confidentiality) and with Sections 8(c), (d) and (e) of the Employment Agreement to the extent that they relate to Section 8(a) of the Employment Agreement.

                  (b) The Company acknowledges and agrees to comply with the agreements set forth in Sections 5(d) (concerning excise taxes) and 10 (concerning indemnification) of the Employment Agreement.

                  (c) Not later than the close of business on July 20, 1999, the Company agrees to issue the press release attached hereto as Exhibit A.

                  (d) Executive shall not intentionally make any public statements, encourage others to make statements or release information intended to disparage or defame the Company, any of its affiliates or any of their respective directors or officers. The Company shall cause its senior executives and directors not to intentionally make, or cause or encourage others to make, any public statements or release information intended to disparage or defame the Executive's reputation, and the Company shall not take any such action on its own behalf. Notwithstanding the foregoing, nothing in this Section 3(d) shall prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction or as required by law.

                  (e) The employment of the Executive's assistant, William Gutierrez, will terminate on the earlier to occur of (i) October 15, 1999 or
(ii) the commencement by Mr. Gutierrez of new employment other than as an assistant to the Executive. Prior to such termination, Mr. Gutierrez shall have no further duties as an employee of the Company and shall be free to continue to assist the Executive in connection with transition and other matters. Upon the termination of his employment, the Company agrees to pay Mr. Gutierrez a lump sum amount, subject to required withholding, equal to three months base salary at his rate of base salary in effect on the date hereof.

                  (f) The Company agrees that up to three cellular telephones, telephone and computer lines from his residence and a computer and fax machine for use at his residence that have been provided to Executive shall become the property of the Executive.

                  (g) The Company shall permit the Executive not less than two weeks to remove his property from the Company's premises, during which time the Executive and his assistants shall be entitled to continue to use his office and all related services that are currently provided. The Company shall be responsible for up to $1,000 for moving expenses related to the removal of the Executive's property from his office. The Company acknowledges that all furniture and personal property (including the office computer and printer) in the Executive's office is the property of the Executive.

                  (h) The Company shall reimburse the Executive an amount not to exceed $5,000 for his reasonable legal fees in connection with the negotiation of this Agreement.

                  (i) Within two (2) business days after presentation of receipts therefore, the Company shall reimburse the Executive for all unreimbursed business expenses incurred by him that are consistent with his previously approved business expenses.

                  (j) For at least six (6) months after the Termination Date, the Company agrees to maintain the Executive's current office telephone extension together with an automated voice response system that includes a message maintained by the Executive. The Company agrees to arrange for all mail directed to the Executive at the Company's offices to be promptly delivered to the Executive.

                  4. General Release and Waiver. (a) The Executive hereby releases, remises and acquits the Company and all of its affiliates, and their respective officers, directors, shareholders, members, agents, executives, consultants, independent contractors, attorneys, advisers, successors and assigns, jointly and severally, from any and all claims, known or unknown, which the Executive or the Executive's heirs, successors or assigns have or may have against any of such parties arising on or prior to the date of this Agreement and any and all liability which any of such parties may have to the Executive, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, including but not limited to all contractual claims and any claims under the Age Discrimination in Employment Act, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. ss.1981 or any other Federal, State or local law and any workers' compensation or disability claim under any such law. This release relates to claims arising from and during the Executive's employment relationship with the Company or as a result of the termination of such relationship. The Executive further agrees that the Executive will not file or permit to be filed on the Executive's behalf any such claim. Notwithstanding the preceding sentence or any other provision of this Agreement, this release is not intended to interfere with the Executive's right to file a charge with the Equal Employment Opportunity Commission in connection with any claim he believes he may have against the Company. However, by executing this Agreement, the Executive hereby waives the right to recover in any proceeding the Executive may bring before the Equal Employment Opportunity Commission or any State human rights commission or in any proceeding brought by the Equal Employment Opportunity Commission or any State human rights commission on the Executive's behalf. This release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages. This release shall not apply to any obligation of the Company pursuant to this Agreement, any benefit to which the Executive may be entitled under any tax-qualified pension plan of the Company or its affiliates, COBRA continuation coverage benefits or any other similar benefits required to be provided by law, any rights in the nature of indemnification which the Executive may have with respect to claims against the Executive relating to or arising out of his employment with the Company or any rights that the Executive may have to obtain contribution in the event of the entry of judgment against him as a result of any act or failure to act for which both the Executive and the Company or any of its affiliates are jointly responsible.

                  (b) The Executive acknowledges that the agreements of the Company hereunder are being provided in consideration of the foregoing release and that the Executive may not otherwise be entitled to certain of the benefits described herein. The Executive agrees not to make any claim or take any position inconsistent with the preceding sentence.

                  (c) The Company hereby releases, remises and acquits the Executive and his successors, heirs and advisers, jointly and severally, from any and all claims, known or unknown, which the Company or its affiliates, successors or assigns have or may have against any of such parties arising on or prior to the date of this Agreement and any and all liability which any of such parties may have to the Company, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, including but not limited to all contractual claims and any claims under law. The Company further agrees that the Company will not file or permit to be filed any such claim. This release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, compensatory damages or punitive damages. This release shall not apply to any obligation of the Executive pursuant to this Agreement or any rights that the Company or its affiliates may have to obtain contribution in the event of the entry of judgment against the Company or any such affiliate as a result of any act or failure to act for which both the Executive and the Company or such affiliate are jointly responsible.

                  5. No Admission. This Agreement does not constitute an admission of liability or wrongdoing of any kind by the Company or its affiliates or Executive.

                  6. Heirs and Assigns. The terms of this Agreement shall be binding on the parties hereto and their respective successors and assigns.

                  7. Arbitration; Legal Fees. Except with respect to Section 3(a) hereof, any dispute or controversy arising out of or relating to this Agreement (including any dispute or controversy arising out of the Option) shall be resolved exclusively by arbitration in New York City by a panel of three arbitrators who have been actively engaged in the practice of law for at least the last ten (10) years in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment on the award may be entered in any court having jurisdiction thereof and the provisions of
Section 3.3(a) and (d) of the Company's 1998 Stock Incentive Plan and Section 17 of the Option Agreement shall not apply to any such dispute. The Company shall reimburse the Executive's reasonable costs and expenses incurred in connection with any arbitration proceeding pursuant to this Section 7 or any action with respect to Section 3(a) hereof if the Executive is the substantially prevailing party in that proceeding or action.

                  8. General Provisions. (a) This Agreement constitutes the entire understanding of the Company and the Executive with respect to the subject matter hereof and supersedes all prior understandings, written or oral, with respect thereto. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto. A failure of the Company or the Executive to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. In the event that any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

                  (b) This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of New York.

                  (c) The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

                  (d) This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

                  (e) All notice, requests, demands or other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or when received by facsimile or overnight express to the party to whom such notice is being given as follows:

                  As to Executive:

                           Mr. Eric Ellenbogen
                           22 Gramercy Park South, #1A
                           New York, New York  10003

                  With a copy to:

                           Arthur H. Kohn
                           Cleary, Gottlieb, Steen & Hamilton
                           One Liberty Plaza
                           New York, New York  10006

                  As to the Company:

                           Marvel Enterprises, Inc.
                           387 Park Avenue South
                           New York, New York  10016
                           Attention:  Board of Directors

                  With a copy to:

                           John Turitzin
                           Battle Fowler LLP
                           75 East 55th Street
                           New York, New York  10022

Either party may change his or its address or the name of the person to whose attention the notice or other communication shall be directed from time to time by serving notice thereof upon the other party as provided herein.

                  (f) The Company represents and warrants to the Executive that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and that all corporate action required to be taken by the Company for the execution, delivery and performance of this Agreement has been duly and effectively taken. The Company acknowledges that the Executive has relied upon such representations and warranties in entering into this Agreement.

                  (g) All payments and benefits payable pursuant hereto shall be paid subject to all required tax withholdings. The withholding of income taxes with respect to the payment pursuant to Section 2(b) hereof shall be at the combined rate applicable to bonuses and other supplemental payments of 39.81%.

                  9. Knowing and Voluntary Waiver. The Executive acknowledges that, by the Executive's free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby.

                  The Executive understands that he may consider whether to agree to the terms contained herein for a period of twenty-one days after the date hereof. Accordingly, the Executive may execute this Agreement by August 7, 1999, to acknowledge his understanding of and agreement with the foregoing. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

                  This Agreement will become effective, enforceable and irrevocable at 5 p.m. (eastern time) on the seventh day after the date on which it is executed by the Executive (the "Effective Time"). During the seven-day period prior to the Effective Time, the Executive may revoke his agreement to accept the terms hereof by notifying the Company of his intention to revoke. If the Executive exercises his right to revoke hereunder, he shall forfeit his right to receive any of the benefits provided for herein.

                              MARVEL ENTERPRISES, INC.


                              /s/ MORTON E. HANDEL
                              ------------------------------------
                              By:  Morton E. Handel, Chairman of the Board


                              /s/ ERIC ELLENBOGEN
                              ------------------------------------
                              Eric Ellenbogen

                                                                       Exhibit A


                  Marvel Enterprises, Inc. Appoints Peter Cuneo
                    as President and Chief Executive Officer


New York, New York - July 20, 1999. Marvel Enterprises, Inc. (NYSE: MVL) announced today the appointment of Peter Cuneo as President and Chief Executive Officer of the Company. Mr. Cuneo replaces Eric Ellenbogen, who resigned from the Company to head a media investment concern.

In making the announcement, Morton Handel, the Company's Chairman of the Board, commented, "Peter's twenty-five years of management and administrative experience in a broad range of consumer businesses with strong brand identities makes him uniquely suited to build on the Company's existing creative talent and to ensure continued growth. I look forward to his leadership."

Mr. Cuneo said, "This is an exciting opportunity to further develop Marvel's creative capital. I expect to continue the recent growth of Marvel's publishing and licensing businesses. At the same time, I look forward to expanding the opportunities available to marvel from the entertainment projects currently in progress, such as the X-Man and Spider-Man live-action feature films, and the significant expansion of Marvel's internet presence."

Mr. Cuneo has been Chief Executive Officer of Remington Products Company, L.L.C., a manufacturer and marketer of personal-care appliances; President of the Security Hardware Group of Black and Decker Corporation; and, as President of Clairol's Personal Care Division, a senior executive at Bristol-Myers Squibb Company. He was also a director of FactoryMall.com, an internet marketer of durable consumer products that was sold to Theglobe.com, Inc. in February, 1999.

Mr. Cuneo holds an MBA from the Harvard Graduate School of Business. He received his undergraduate degree from Alfred University, where he is currently a member of the Board of Trustees.

Commenting on Mr. Ellenbogen's departure, Mr. Handel said, "Eric joined Marvel at a critical time, just as the Company emerged from Chapter 11 bankruptcy. He assembled an outstanding management team, successfully completed a $250 million long-term financing and arranged a three-year $60 million working capital facility. He also helped launch the Spider-Man filmed entertainment franchise with Sony Pictures Entertainment, resolving years of litigation over the Company's best-known property. We thank him for his considerable contributions to Marvel."

Marvel Enterprises, Inc. is one of the world's leading entertainment companies with operations in the licensing, comic book publishing and toy businesses. The company was formed on October 1, 1998 upon the emergence of Marvel Entertainment Group, Inc. from bankruptcy and its merger with Toy Biz, Inc. Through its ownership of over 3,500 proprietary characters, the company has published comic books from over 60 years in over 70 countries. Marvel licenses the right to use its characters in a wide range of consumer products such as video games, interactive software and apparel, as well as for television series and feature films. For additional company information, visit the company's corporate web site at www.marvel.com.

Except for historical information contained herein, the statements in this news release regarding the Company's plans are forward-looking statements that are dependent upon certain risk and uncertainties, including the Company's potential need for additional financing, potential inability to integrate Toy Biz's operation with those of Marvel Entertainment Group, the Company's potential inability to successfully implement its business strategy, a decrease in the level of media exposure or popularity of the Company's characters resulting in declining revenues from products based on those characters, the lack of commercial success of properties owned by major entertainment companies that have granted the Company toy licenses, the lack of consumer acceptances of new product introductions, the imposition of quotas or tariffs on toys manufactured in China as a result of a deterioration in trade relations between the U.S. and China, changing consumer preferences, production delays or shortfalls, continued pressure by certain of the Company's major retail customers to significantly reduce their toy inventory levels, the impact of competition and changes to the competitive environment on the Company's products and services, changes in technology (including uncertainties associated with Year 2000 compliances), and changes in government regulation. Those and other risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

SOURCE Marvel Enterprises, Inc.

CONTACT: Jan Murray, Vice President, Corporate Communications of Marvel Enterprises, Inc. 212-576-8522




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